As filed with the Securities and Exchange Commission        , 1996
                           Registration No.

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              GENTEX CORPORATION
             (Exact Name of registrant as specified in its charter)

          Michigan                                    38-2030505
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)

     600 N. Centennial St., Zeeland, Michigan               49464
     (Address of Principal Executive Offices)             (Zip Code)

                    Gentex Corporation Qualified Stock Option Plan
                            (Full Title of the Plan)
        Kenneth LaGrand, 600 N. Centennial St., Zeeland, Michigan 49464
                   (Name and address of agent for service)
                             (616) 772-1800
       (Telephone number, including area code, of agent for service)
                      Copies of Communications to:
                             J. Terry Moran
                 Varnum, Riddering, Schmidt & HowlettLLP
                              P.O. Box 352
                    Grand Rapids, Michigan 49501-0352
                            (616) 336-6000




                      CALCULATION OF REGISTRATION FEE

                                 Proposed       Proposed
Title of                         Maximum        Maximum
Securities         Amount        Offering       Aggregate        Amount of
To Be              To Be         Price Per      Offering         Registration
Registered         Registered    Share          Price (2)        Fee

Common Stock       1,250,000
($.06 par value)   shares (1)    $43.50 (2)     $54,375,000 (2)   $18,750


(1) The number of shares of capital Common Stock set forth is the additional number of shares available for the grant of stock options under the Gentex Corporation Qualified Stock Option Plan.

(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $ 43.50 per share, the average of the high and low prices for the Common Stock of Gentex Corporation in the NASDAQ
    National Market System on May 23, 1996 in accordance with Rule 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which has been filed by the Company with the Commission, is incorporated herein by reference. All other reports or documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the above-mentioned Annual Report on Form 10-K are incorporated herein by reference. All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

    The description of the Company's Common Stock is contained in the Company's registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities

    The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

    Named experts and counsel do not have a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries and were not connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer, or employee. The financial statements and schedules incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference, in reliance upon the authority of said firm as experts in giving said reports.

Item 6.  Indemnification of Directors and Officers

    Directors, officers or employees of the Company or persons serving at its request as directors, officers or employees of another corporation or enterprise are entitled to indemnification as provided in the Articles of Incorporation of the Company, which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. In addition, all of the directors of the Company are entitled to indemnification under separate indemnification agreements between the Company and such directors, the form of which was approved by the shareholders of the Company. These provisions are broad enough to permit indemnification of such persons for liabilities arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed

    Not applicable.

Item 8.  Exhibits

    Reference is made to the Exhibit Index which appears on Page S-4.

Item 9.  Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
              (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 9th day of May, 1996.

                        GENTEX CORPORATION


                        By   /s/ Fred Bauer
                             Fred Bauer, Chairman and
                             Chief Executive Officer

                        By   /s/ Enoch Jen
                             Enoch Jen, Vice President, Finance and
                             Principal Financial Officer and
                             Accounting Officer


                         POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth LaGrand and Enoch Jen, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 9th, 1996, by the following persons in the capacities indicated.


/s/ Fred Bauer                              /s/ Kenneth LaGrand
Fred Bauer, Director,                       Kenneth LaGrand, Director


/s/ Ted Thompson                            /s/ Mickey E. Fouts
Ted Thompson, Director                      Mickey E. Fouts, Director


/s/ Leo L. Weber
Leo L. Weber, Director                      Arlyn Lanting, Director


/s/ John Mulder                             /s/ Dr. Harlan J. Byker
John Mulder, Director                       Dr. Harlan J. Byker

                                EXHIBIT INDEX

    The following exhibits are filed as part of this Registration Statement:

Exhibit
  No.         Description                                            Page

5         Opinion of Varnum, Riddering, Schmidt & Howlett LLP        S-6

23(a)     Consent of Arthur Andersen LLP                             S-7

23(b)     Consent of Varnum, Riddering, Schmidt & Howlett LLP -
          (included in Exhibit 5)

24        Power of Attorney (included on Page S-3 hereof)

99        Gentex Corporation Qualified Stock Option Plan,
          as amended and restated                                    S-8

                           May 28, 1996



Gentex Corporation
600 North Centennial Street
Zeeland, MI  49464

Gentlemen:

    With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed by Gentex Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 one million two hundred fifty thousand (1,250,000) shares of its common stock, par value $.06 per share, to be issued pursuant to the Company's Qualified Stock Option Plan (the "Plan") as amended and restated, we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of giving this opinion.

    On the basis of such examination, we advise you, that in our opinion, the one million two hundred fifty thousand (1,250,000) shares covered by the Registration Statement, upon the granting of options at the price described in the Registration Statement, but in no event for less than the par value thereof and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and validly authorized, issued and outstanding, and will be fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

                        Very truly yours,


                        /s/ J. Terry Moran
                        J. Terry Moran

JTM/caw

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated January 24, 1996 included in Gentex Corporation's Form 10-K for the year ended December 31, 1995, and to all references to our firm included in this Registration Statement.




                                             /s/ Arthur Anderson LLP
                                             ARTHUR ANDERSEN LLP



Grand Rapids, Michigan
May 14, 1996

                          EXHIBIT 23(a)

                                GENTEX CORPORATION
                           QUALIFIED STOCK OPTION PLAN
               (As Amended and Restated, Effective May 11, 1995)


    1. Purpose. The purpose of this Plan is to provide an opportunity for certain employees of Gentex Corporation and its subsidiaries to purchase shares of capital stock of the Corporation and thereby have an additional incentive to contribute to the prosperity of the Corporation.

    2. Definitions. The following terms are defined for use herein as follows:

         a.   "Board" means the Board of Directors of Gentex Corporation.

         b. "Common Stock" means the common stock (par value $.06 per share) of Gentex Corporation.

         c. "Committee" means the committee appointed pursuant to Paragraph 4 to administer the Plan.

         d. "Corporation" means Gentex Corporation and any subsidiary corporation where Gentex Corporation owns fifty percent (50%) or more of the combined voting power of all outstanding securities within the meaning of the applicable provisions of the Internal Revenue Code.

         e. "Effective Date" means the effective date of this Amended and Restated Plan, May 11, 1995.

         f. "Market Value" means the closing sale price of Common Stock reported in the NASDAQ National Market for the day on which the particular option is granted, or, if prices of shares of Common Stock are not so published for that date, then a fair market value determined by the Committee by any reasonable method selected by it in good faith.

         g. "Optionee" means any employee to whom an option has been granted under the Plan.

         h. "Option Agreement" means an agreement evidencing options as provided in Paragraph 7 of the Plan.

         i. "Plan" means this Qualified Stock Option Plan of the Corporation as in effect from time to time.

         j. "Option Price" means the purchase price for Common Stock under an option, as determined under Paragraph 7 of this Plan.

    3.   Shares.

         a. The total number of shares of the Common Stock which may be sold under the Plan shall not exceed 2,250,000 shares, except that the total number of shares which may be sold under the Plan may be increased to the extent of adjustments authorized by Paragraph 10. Such shares shall be authorized shares and may be either unissued shares or treasury shares.

                              EXHIBIT 99

         b. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares not delivered under such option shall be available for options subsequently granted.

    4.   Administration.

         a. The Plan shall be administered by a Committee appointed by the Board, which shall consist of three (3) or more members. All members of the Committee shall be directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission. Except as provided in Paragraph 7 f., the Committee shall determine the employees to be granted options, the amount of stock to be optioned to each employee, and the terms of the options to be granted. The Committee shall have full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan and to adopt forms and procedures for the administration of the Plan. All determinations made by the Committee shall be final and conclusive.

         b. The granting of any option pursuant to this Plan shall be entirely within the discretion of the Committee. Nothing herein contained shall be construed to give any officer or employee any right to participate under this Plan.

         c. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Corporation from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person may rely on information furnished in connection with the Plan's administration by any appropriate person or persons.

    5. Eligibility. Only employees of the Corporation shall be eligible to participate in the Plan. The Committee shall determine whether or not an individual is eligible to participate in the Plan. An employee who has been granted an option under this Plan or any other stock option plan of the Corporation may be granted additional options.

    6. Exercise Price. The per share exercise price of each option granted under the Plan shall be at least one hundred percent (100%) of the Market Value of a share of Common Stock; provided, however, any option granted to a participant possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Gentex Corporation shall be at an Option Price not less than one hundred ten percent (110%) of the market value of a share of Common Stock and shall not be exercisable after the expiration of five years from the date the option is granted.

    7. Terms of Options. Each option shall be evidenced by a written agreement containing such terms and conditions as are set by the Board or the Committee, including without limitation the following:

         a. Number of Shares. Each Option Agreement shall state the number of shares to which it pertains.

         b. Exercise Price. Each Option Agreement shall state the exercise price.

         c. Medium and Time of Payment. The exercise price for each share purchased pursuant to an option granted under the Plan shall be payable in full upon exercise, and may be paid in cash or, in full or in part, by the surrender of Common Stock owned by the Optionee valued at fair market value or by the surrender of Option rights hereunder that are then exercisable, valued at the difference between the Option Price and the fair market value of the underlying Common Stock. Promptly after the exercise of an Option and the payment of the full Option Price, the Optionee shall be entitled to the issuance of a stock certificate evidencing ownership of such Common Stock. However, an Optionee shall have none of the rights of a shareholder until a certificate for those Shares is issued to the Optionee, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Paragraph 10 of this Plan.

         d. Term and Exercise of Options. Each option shall be exercisable in whole or in part in such amounts and at or after such dates as may be specified in the option agreement. In no event, however, shall any option be exercisable less than one (1) year from the date of grant.

         e. Administrative Discretion. The Committee may in its discretion vary, among employees and among options granted to the same employee, any and all of the terms and conditions of options granted under the Plan, including the term during which and the amounts in which and dates at or after which such options may be exercised.

         f. Special C.E.O. Terms. Notwithstanding any other provision of this Plan to the contrary, the current chief executive officer of Gentex Corporation shall receive, as of the date this Plan is approved by the Board, and annually thereafter as of the time his compensation is reviewed by the Committee, an option for 15,000 shares of Common Stock, and no other options may be granted to that individual under this Plan. These options shall become exercisable for twenty percent (20%) of the shares on the first anniversary of the grant date and for an additional twenty percent (20%) on each anniversary thereafter, and all unexercised options shall expire on the seventh anniversary date of the grant.

    8.   Transferability of Options and Common Stock.  Options under this
Plan may not be transferred except by will or according to the laws of descent and distribution. During the lifetime of the Optionee, an option may be exercised only by the Optionee or his guardian or legal representative. After an Optionee's death, options that were exercisable at the date of death may be exercised at any time within one year after the date of death, subject to prior expiration, by the executor or administrator of the Optionee's estate, any person(s) who acquired the option directly from the Optionee by bequest or inheritance, or any person designated specifically in a written designation signed by the Optionee and filed with the Committee prior to the date of death. The Corporation may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of an option with an appropriate restrictive legend, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

    9. Termination of Options. Each option agreement shall contain such provisions as the Committee may deem advisable for termination of the option in the event of, and/or exercise of the option after the Optionee's death, disability, or termination of employment by the Corporation. No option may be exercised more than three (3) months after the termination of the Optionee's employment by the Corporation, nor more than twelve (12) months after the Optionee shall have died or become disabled, without the specific approval of the Committee.

    Option agreements may also contain, in the discretion of the Committee, provisions for termination of options and/or acceleration of exercise rights in the event of any merger or consolidation of the Corporation with, or acquisition of the Corporation or substantially all of its assets by, any other corporation or entity.

    Nothing in the Plan or in any option shall limit or affect in any way the right of the Corporation to terminate an Optionee's employment at any time nor be deemed to confer upon any Optionee any right to continue in the employ of the Corporation.

    10. Adjustment Provision. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, the aggregate number and class of shares available under this Plan and the number of shares subject to each outstanding option, together with the option prices, shall be appropriately adjusted by the Board or Committee to prevent dilution of the interests of Optionees and of the Plan.

    11. Effective Date of Plan, Termination and Amendment. The May 18, 1995 Plan Restatement shall take effect only upon and as of the date of approval of the Plan by the Corporation's stockholders. Unless earlier terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to the date of the adoption of the Plan Restatement by the Board, after which date no options may be granted under this Plan. The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interest of the Corporation, provided that no such amendment may (a) alter the aggregate number of shares that may be issued under the Plan, (b) decrease the price at which options may be granted, or (c) modify the eligibility requirements set forth in Paragraph 5.



                                    CERTIFICATION

    The foregoing Plan Restatement was duly adopted by the Board of Directors on the 12th day of August, 1994, subject to the approval of the Company's shareholders.


                                    /s/ CONNIE HAMBLIN
                                    Connie Hamblin, Secretary
                                    Gentex Corporation